Exhibit 99.1

Blue Owl Capital Corporation Announces Preliminary Fourth Quarter Financial Results and Portfolio Update

NEW YORK — January 16, 2025 — Blue Owl Capital Corporation (NYSE: OBDC or the “Company”) today announced preliminary financial results and provided a portfolio update for the fourth quarter ended December 31, 2024. The Company has elected to provide these results in connection with the closing of the merger with Blue Owl Capital Corporation III (“OBDE”) on January 13, 2025.

“OBDC’s and OBDE’s standalone fourth quarter performance reflects the consistent strength of our portfolios and positive momentum heading into 2025,” commented Craig W. Packer, Chief Executive Officer of OBDC. “The successful closing of the merger subsequent to quarter end further improves our ability to deliver attractive risk-adjusted returns to all shareholders. The increased scale of the combined company positions OBDC to enhance its liquidity profile, achieve lower costs of financing and generate immediate operational efficiencies.”

SELECT FINANCIAL RESULTS

	For the Three Months Ended December 31, 2024
($ in millions, except per share amounts)	Actual (unaudited) OBDC	Actual (unaudited) OBDE
Total investment income per share	$1.01	$1.05
Net investment income per share	$0.47	$0.43
Net realized/unrealized gain/(loss) per share	$(0.08)	$(0.08)
Earnings gain/(loss) per share	$0.39	$0.35
Return on equity[1]	12.3%	11.3%

	As of December 31, 2024
($ in millions, except per share amounts)	Actual (unaudited) OBDC	Actual (unaudited) OBDE	Pro forma (unaudited) OBDC
Cash, cash equivalents and restricted cash	$514	$210	$725
Total assets	$13,852	$4,485	$18,337
Total outstanding debt	$7,579	$2,503	$10,082
Total committed debt	$10,271	$3,102	$13,373
Total net assets	$5,953	$1,839	$7,792
Net asset value per share	$15.26	$14.91	$15.26
Net debt-to-equity	1.19x	1.25x	1.20x
Funding mix (on a committed basis):
Revolving credit facility	29.1%	22.6%	27.6%
CLO	21.5%	8.4%	18.5%
SPV facility	2.9%	42.7%	12.2%
Unsecured notes	46.5%	26.3%	41.8%

PORTFOLIO HIGHLIGHTS

	As of December 31, 2024
At fair value unless otherwise noted ($ in millions)	Actual (unaudited) OBDC	Actual (unaudited) OBDE	Pro forma (unaudited) OBDC
Total investments	$13,195	$4,223	$17,417
Top 15 investments	32%	28%	29%
Top 25 investments	44%	41%	40%
Number of portfolio companies	227	189	236
Average position size	0.4%	0.5%	0.4%
Asset class:
First lien senior secured debt investments	75.6%	85.2%	77.9%
Second lien senior secured debt investments	5.4%	4.5%	5.2%
Unsecured debt investments	2.3%	1.6%	2.1%
Preferred equity investments	2.8%	3.2%	2.9%
Common equity investments	11.7%	5.4%	10.2%
Joint ventures	2.2%	0.1%	1.7%
Industry diversification:
Internet software and services	10.5%	12.8%	11.1%
Insurance	7.6%	10.8%	8.3%
Food and beverage	7.3%	5.5%	6.8%
Healthcare providers and services	6.3%	8.4%	6.8%
Healthcare technology	6.2%	7.3%	6.5%
Asset based lending and fund finance	5.9%	1.0%	4.7%
Manufacturing	5.9%	3.3%	5.2%
Business services	4.7%	7.1%	5.3%
Buildings and real estate	3.9%	3.3%	3.8%
Consumer products	3.6%	2.8%	3.4%
Other industries	38.1%	37.7%	38.0%
Non-accruals as a percentage of total investments	0.4%	0.1%	0.3%
Internal 1- and 2-rated investments	90.3%	92.6%	90.8%

1.	Annualized Q4 2024 net investment income per share divided by average beginning and ending period net asset value per share.

DISCLAIMERS

The preliminary financial estimates provided herein have been prepared by, and are the responsibility of, the Company’s management. Neither KPMG LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data.

These estimates are subject to the completion of the Company’s financial closing procedures and are not a comprehensive statement of our financial results as of December 31, 2024. Actual results may differ materially from these estimates as a result of the completion of the period and the Company’s financial closing procedures, final adjustments and other developments which may arise between now and the time that the Company’s financial results are finalized.

ABOUT BLUE OWL CAPITAL CORPORATION

Blue Owl Capital Corporation (NYSE: OBDC) is a specialty finance company focused on lending to U.S. middle-market companies. As of December 31, 2024, on a pro forma combined basis with OBDE, OBDC had investments in 236 portfolio companies with an aggregate fair value of $17.4 billion. OBDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OBDC is externally managed by Blue Owl Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and is a part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OBDC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OBDC makes them. OBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com